NEWS RELEASE for February 10, 2022

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2022

HILLSIDE, NEW JERSEY (February 10, 2022) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended December 31, 2021.

Revenue for the quarter ended December 31, 2021 was $14.6 million compared to $14.3 million for the quarter ended December 31, 2020, an increase of $0.3 million or 2.1%.  The Company had operating income for the quarters ended December 31, 2021 and 2020 of $0.7 million and $1.2 million respectively.

Revenue for the six-month period ended December 31, 2021 was $27.3 million compared to $29.4 million for the six-month period ended December 31, 2020, a decrease of $2.1 million or 7.1%.  The Company had operating income for the six-month period ended December 31, 2021 of $1.3 million compared to operating income of $2.8 million for the six-month period ended December 31, 2020.

For the quarter ended December 31, 2021, the Company had net income of $1.0 million or $0.04 per share of common stock, compared with net income of $1.2 million or $0.04 per share of common stock for the quarter ended December 31, 2020.  The Company’s diluted net income per share of common stock for the quarters ended December 31, 2021 and 2020 were $0.03 and $0.04 per share of common stock, respectively.

For the six-month period ended December 31, 2021, the Company had net income of $1.5 million or $0.05 per share of common stock, compared with net income of $2.3 million or $0.08 per share of common stock for the six months ended December 31, 2020.  The Company’s diluted net income per share of common stock for the six months ended December 31, 2021 and 2020 were $0.05 and $0.07 per share of common stock, respectively.

“While our revenue decreased by approximately 7% in the six-month period ended December 31, 2021 from six-month period ended December 31, 2020, our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 90% and 92% of total revenue in the six-month period ended December 31, 2021 and 2020, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “Revenue in the six-month period ended December 31, 2021 was lower than the six-month period ended December 31, 2020 due to increased safety stock and consumer demands required by our customers during the height of the COVID-19 pandemic.  We also believe the fear of slowdowns in production due to the pandemic were contributing factors in our six-month revenues ended December 31, 2020”, the Co-CEO’s further stated.

A summary of our financial results for the three and six months ended December 31, 2021 and 2020 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Total revenue	$14,594	$14,257	$27,345	$29,429
Cost of sales	12,844	12,083	24,171	24,882
Gross profit	1,750	930	3,174	4,547
Selling and administrative expenses	1,020	821	1,859	1,794
Operating income	730	1,244	1,315	2,753
Other expense, net (1)	(39)	(115)	(85)	(156)

Income before income taxes	691	1,029	1,230	2,597
Income tax benefit (expense), net	390	95	317	(332)
Net income	$1,031	$1,224	$1,547	$2,265

Net earnings per common share:
Basic	$0.04	$0.04	$0.05	$0.08
Diluted	$0.03	$0.04	$0.05	$0.07
Weighted average common shares outstanding:
Basic	29,823,919	29,658,661	29,823,029	29,652,302
Diluted	32,447,023	32,099,504	32,440,959	31,967,036

(1)  Includes interest expense of $42, $79, $74 and $155 and unrealized losses on investments, a non-cash item, of $22, $44, $42 and $73, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the nutraceutical market and related products and services, risks associate with the outbreak and continuing spread of COVID-19, the Company’s ability to maintain the qualitative and quantitative qualifications for continued inclusion on the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.